Exhibit 99.1

Watsco Reports Record Third Quarter

Operating Results

Diluted EPS Climbs 16% to a Record 59 Cents Per Share

MIAMI, FLORIDA, October 21, 2004 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the third quarter and nine months ended September 30, 2004.

For the quarter, diluted earnings per share grew 16% to a record 59 cents on net income of $15.9 million. Operating income increased 20% to $26.7 million for the quarter, with operating margins advancing 110 basis-points to a record 7.5%. Gross profit increased 8% to $92.5 million with gross profit margins rising 130 basis points to 25.9%. Interest expense, net declined 9% to $1.2 million from a 16% decrease in average borrowings.

Sales during the third quarter increased to $357 million, or 3% year over year. Same-store sales of residential and light-commercial HVAC products increased 3% despite an estimated $8 million of lost sales (a 2% impact on a same-store basis) at locations affected by the four hurricanes that passed through Florida, Alabama, Georgia and the Carolinas.

For the nine months, diluted earnings per share grew 32% to a record $1.56 on net income of $41.9 million. Operating income grew 34% to $70.7 million for the nine months, with operating margins increasing 140 basis-points to 7.0% from 5.6%. Gross profit increased 11% to $260.1 million with gross profit margins improving 110 basis points to 25.8%. Interest expense, net decreased 20% to $3.5 million from $4.4 million a year ago as a result of a 24% decrease in average borrowings.

Sales for the nine months increased 7% to $1.0 billion, including a 5% increase in same-store sales of residential and light-commercial HVAC products. Selling, general and administrative expenses for the nine months increased 4% (3% on a same-store basis) and, as a percentage of revenues, decreased by 30 basis-points to 18.8%.

Cash flow provided by operations was $18.6 million for the quarter and $5.3 million for the nine-months. Cash flow is expected to grow substantially by the end of 2004 as the fourth quarter is typically a strong seasonal period for cash flow. The Company’s debt-to-total capitalization ratio improved to 13% at September 30, 2004 versus 15% a year ago.

Albert H. Nahmad, President & Chief Executive Officer commented, “Sales growth and higher selling margins have once again combined to produce record operating profit and expanded operating margins. The outstanding results represent a continuation of a record-breaking year for the Company as all major operational and financial metrics remain at record levels and have produced a terrific growth rate in earnings per share. We reiterate our earlier guidance of a 25% to 30% growth rate in diluted earnings per share for 2004. These results also reflect the value associated with our ability to provide our customers the products and services they desire.”

Watsco will be holding its investor conference call today, October 21, 2004 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 317 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products and insurance coverage risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Percentage Change	Nine-Months Ended September 30,		Percentage Change
	2004	2003		2004	2003
Revenue	$357,366	$348,597	3%	$1,008,717	$946,511	7%
Cost of sales	264,835	262,765		748,641	712,549

Gross profit	92,531	85,832	8%	260,076	233,962	11%

Gross profit margin (1)	25.9%	24.6%		25.8%	24.7%

SG&A expenses	65,845	63,550	4%	189,344	181,250	4%

Operating income	26,686	22,282	20%	70,732	52,712	34%

Operating margin (2)	7.5%	6.4%		7.0%	5.6%

Interest expense, net	1,184	1,301	(9)%	3,498	4,378	(20)%

Income before income taxes	25,502	20,981	22%	67,234	48,334	39%
Income tax expense	9,604	7,763		25,320	17,884

Net income	$15,898	$13,218	20%	$41,914	$30,450	38%

Basic earnings per share	$0.62	$0.53	17%	$1.65	$1.21	36%
Diluted earnings per share	$0.59	$0.51	16%	$1.56	$1.18	32%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	25,560	25,059		25,443	25,065
Diluted earnings per share	26,974	26,077		26,848	25,889

(1)	Gross profit margin represents gross profit divided by revenue.
(2)	Operating margin represents operating income divided by revenue.

Segment Information

(Unaudited)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Distribution	$351,886	$341,770	$994,065	$926,601
Staffing	5,700	6,994	15,318	20,620
Elimination of intersegment Staffing revenue	(220)	(167)	(666)	(710)

Total	$357,366	$348,597	$1,008,717	$946,511

Operating income (loss):
Distribution	$31,154	$25,955	$83,751	$63,135
Staffing	211	(342)	75	(709)
Corporate	(4,679)	(3,331)	(13,094)	(9,714)

Total	$26,686	$22,282	$70,732	$52,712

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$37,256	$36,339
Accounts receivable, net	161,179	137,678
Inventories	255,802	194,267
Other	10,420	9,244

Total current assets	464,657	377,528
Property and equipment, net	15,224	22,066
Goodwill and other assets	136,238	135,501

Total assets	$616,119	$535,095

Accounts payable and accrued liabilities	$147,300	$107,831
Current portion of long-term obligations	10,059	172

Total current liabilities	157,359	108,003
Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	20,000	30,000
Deferred income taxes and other liabilities	5,592	6,223

Total liabilities	212,951	174,226

Shareholders’ equity	403,168	360,869

Total liabilities and shareholders’ equity	$616,119	$535,095

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